 Filed Pursuant to Rule 424(b)(5)
  Registration No. 333-260775
PROSPECTUS
Up to $75,000,000

Ordinary Shares

We have entered into a Controlled Equity OfferingSM Sales Agreement (the “sales agreement”) with Cantor Fitzgerald & Co. (“Cantor Fitzgerald” or the “Agent”), relating to the sale of our ordinary shares, nominal value €0.04 per share, offered by this prospectus. In accordance with the terms of the sales agreement, under this prospectus we may offer and sell our ordinary shares having an aggregate offering price of up to $75,000,000 from time to time through the Agent.
Sales of our ordinary shares, if any, under this prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through the Nasdaq Global Market, the existing trading market for our ordinary shares, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law. Subject to the terms of the sales agreement, the Agent is not required to sell any specific number or dollar amount of our ordinary shares but will act as sales agent on a best efforts basis and use commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between the Agent and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.
The Agent will be entitled to compensation under the terms of the sales agreement at a fixed commission rate equal to 3.0% of the gross sales price per share sold. In connection with the sale of our ordinary shares on our behalf, the Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the Agent will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the Agent with respect to certain liabilities, including civil liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Plan of Distribution” beginning on page 25 for additional information regarding the compensation to be paid to the Agent.
Our ordinary shares are listed on the Nasdaq Global Market under the symbol “PRQR.” On November 1, 2021, the last reported sale price of our ordinary shares on the Nasdaq Global Market was $8.13 per share.
Investing in our ordinary shares involves a high degree of risk. Before making an investment decision, you should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus and under similar headings in the other documents that are incorporated by reference herein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Cantor
The date of this prospectus is November 16, 2021.

i

ABOUT THIS PROSPECTUS
This prospectus relates to the offering of our ordinary shares. Before buying any of the ordinary shares that we are offering, we urge you to carefully read this prospectus, together with the information incorporated by reference in this prospectus, and any free writing prospectus or prospectus supplement that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” These documents contain important information that you should consider when making your investment decision. We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.
This prospectus describes the specific terms of this offering and also adds to, updates and, where applicable, modifies or supersedes information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the Securities and Exchange Commission, or the SEC, before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.
You should rely only on the information contained in, or incorporated by reference into, this prospectus and any free writing prospectus or prospectus supplement that we have authorized for use in connection with this offering. We have not, and the Agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the Agent take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.
We are not, and the Agent is not, making an offer to sell or soliciting an offer to buy our ordinary shares in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus are advised to inform themselves about, and observe any restrictions relating to, the offering of our ordinary shares and the distribution of this prospectus.
You should assume that the information appearing in this prospectus, the documents incorporated by reference in this prospectus, and any free writing prospectus or prospectus supplement that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents, as applicable, regardless of the time of delivery of this prospectus and any related free writing prospectus, or any sale of our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference in this prospectus, and any free writing prospectus or prospectus supplement that we have authorized for use in connection with this offering, in their entirety before making an investment decision.
Unless the context otherwise indicates, references in this prospectus to the “Company,” “we,” “ours,” “our,” “us” and similar designations refer to ProQR Therapeutics N.V., a company organized under the laws of the Netherlands, and, where appropriate, our consolidated subsidiaries. We use various trademarks and trade names, including without limitation our corporate name and logo, that we use in connection with the operation of our business. This prospectus, any applicable prospectus supplement and the information incorporated herein or therein by reference may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectus may appear without the ®, ™ or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner of these trademarks, service marks and trade names will not assert, to the fullest extent under applicable law, its rights.

Our consolidated financial statements are presented in euros and have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). In presenting and discussing our financial position, operating results and cash flows, management uses certain non-GAAP financial measures. These non-GAAP financial measures should not be viewed in isolation as alternatives to the equivalent IFRS measure and should be used in conjunction with the most directly comparable IFRS measure(s).
All references in this prospectus to “U.S. dollars” or “$” are to the legal currency of the United States, and all references to “€” or “euro” are to the currency of the European Economic and Monetary Union. Our business to date has been conducted primarily in the European Union, and we maintain our books and records in euro. We present our financial statements in euro, which is the Company’s functional currency. Unless otherwise specified in this prospectus, translations from euros to U.S. dollars were made at a rate of $1.1578 to €1.00, the official exchange rate quoted by the European Central Bank at the close of business on November 1, 2021.
No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any applicable prospectus supplement or free writing prospectus, including the documents that we incorporate by reference herein, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” For this purpose, any statements contained herein, other than statements of historical fact, including statements regarding: our clinical development plans or our future financial performance, our development programs, including timing, plans, results and therapeutic potential with respect to our product candidates, our business operations, including timing of commencing clinical trials and enrollment of patients therein, our RNA editing programs, the expected impact of the COVID-19 on our business operations, including our research and development plans and timelines and the supply chain for our clinical and development programs; and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “target,” “will,” “would” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the risks described under the heading “Risk Factors” in this prospectus and our most recent Annual Report on Form 20-F, as well as any amendments thereto reflected in subsequent filings with the Securities and Exchange Commission, or the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Our forward-looking statements do not reflect the potential impact of any acquisitions, mergers, dispositions, business development transactions, joint ventures or investments we may enter into or make in the future.
You should rely only on information contained, or incorporated by reference, in this prospectus, the registration statement of which this prospectus is a part, the documents incorporated by reference in this prospectus, and any applicable prospectus supplement or free writing prospectus and understand that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. Before deciding to purchase our securities, you should carefully consider the risk factors included or incorporated herein by reference, in addition to the other information set forth in this prospectus, any accompanying prospectus supplement, any free writing prospectus and in the documents incorporated by reference.

PROSPECTUS SUMMARY
This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all the information you should consider before investing in our ordinary shares. You should carefully read this entire prospectus, including the documents incorporated by reference, particularly the risks and discussion of risks in the “Risk Factors” beginning on page 7 of this prospectus and the “Operating and Financial Review and Prospects” section and our consolidated financial statements and related notes contained in our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the SEC on March 24, 2021, as well as the information included in any free writing prospectus that we have authorized for use in connection with this offering. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results stated in or suggested by such forward-looking statements due to a variety of factors, including those set forth in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections.
Overview
We are developing a broad pipeline of potentially life changing RNA therapies for inherited retinal diseases, a group of rare debilitating eye diseases, affecting over five million people in the world, for which there are currently no treatment options available. We believe our RNA platform based on intravitreal delivery may be suitable to repair defective RNA in the retina and stop progression or even reverse vision loss associated with the diseases. As we deepen our relationships with the community of people living with inherited retinal diseases, we believe we are well positioned to bring these medicines to patients independently, and are therefore preparing for commercialization, particularly in the Western world. Our current pipeline consists of programs in ophthalmology.
Beyond our clinical portfolio, we discovered and developed two novel proprietary RNA editing platform technologies, Axiomer® and TRIDENT®. Axiomer’s editing oligonucleotides, or EONs, are designed to recruit endogenous Adenosine Deaminases Acting on RNA, or ADAR, enzymes to make single nucleotide changes in the RNA in a highly specific and targeted manner at a desired location. We believe our Axiomer platform may be applicable to more than 20,000 disease-causing mutations. TRIDENT is our RNA pseudouridylation platform that enables the selective suppression of nonsense mutations that cause human genetic disease.
We continuously evaluate opportunities for beneficial collaborations or partnerships to efficiently develop our investigational therapies for patients. In addition, using our discovery engine that is designed to generate a broad pipeline of product candidates, we seek to enter into strategic partnerships for programs that we believe will benefit from such a partnership.
Implications of Being a Foreign Private Issuer
We report under the Exchange Act as a non-U.S. company with foreign private issuer status. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we will be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we intend to report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We will also have four months after the end of each fiscal year to file our annual reports with the SEC and will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. We may also present financial statements pursuant to IFRS instead of pursuant to U.S. GAAP. Furthermore, although the members of our management and supervisory boards will be required to notify the Dutch Authority for the Financial Markets of certain transactions they may undertake, including with respect to our ordinary shares, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

Furthermore, as a foreign private issuer, we are permitted to follow the corporate governance practices of our home country in lieu of certain provisions of the Nasdaq. We therefore follow Dutch corporate governance practices in lieu of certain Nasdaq corporate governance requirements to seek shareholder approval for a specified issuance of securities.
Company Information
Our company is registered with the Dutch Trade Register of the Chamber of Commerce (handelsregister van de Kamer van Koophandel) under number 54600790. Our corporate seat is in Leiden, the Netherlands, and our registered office is at Zernikedreef 9, 2333 CK Leiden, the Netherlands, and our telephone number is +31 88 166 7000. Our website address is www.ProQR.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement. Our website address is included in this document as an inactive textual reference only. Our ordinary shares are traded on the Nasdaq Global Market under the symbol “PRQR.”
ProQR was formed in February 2012 by Daniel de Boer, Gerard Platenburg, the late Henri Termeer and Dinko Valerio. Mr. de Boer is a passionate and driven entrepreneur and has assembled an experienced team of successful biotech executives as co-founders and early investors. ProQR’s team has extensive experience in discovery, development and commercialization of RNA therapeutics. To date, we had raised €392 million in gross proceeds from our public offerings of shares and private placements of equity securities, as well as €14 million in convertible debt. In addition, we have received grants, loans and other funding from patient organizations and government institutions supporting our programs, including from Foundation Fighting Blindness and the Dutch government under the innovation credit program. Our headquarters are located in Leiden, the Netherlands.

THE OFFERING
Ordinary shares offered by us
Ordinary shares having an aggregate offering price of up to $75,000,000.
Ordinary shares to be outstanding after this offering
Up to 80,379,663 ordinary shares (as more fully described in the notes following this table), assuming sales of 9,225,092 ordinary shares in this offering at an offering price of $8.13 per share, which was the last reported sale price of our ordinary shares on the Nasdaq Global Market on November 1, 2021. The actual number of ordinary shares issued will vary depending on the sales price under this offering.
Plan of Distribution
“At the market offerings” that may be made from time to time through our Agent. See “Plan of Distribution.”
Use of Proceeds
Our management will retain broad discretion regarding the allocation and use of the net proceeds. We currently intend to use the net proceeds from this offering, if any, together with our existing cash and cash equivalents, for general corporate purposes, which may include, but are not limited to, working capital, strategic acquisitions and other potential business development activities, ongoing research and development activities and capital expenditures. See “Use of Proceeds.”
Risk Factors
Investing in our ordinary shares involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” in this prospectus and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus, together with the other information included in or incorporated by reference into this prospectus, before deciding whether to invest in our ordinary shares.
Nasdaq Global Market symbol
PRQR
The number of ordinary shares expected to be outstanding after this offering and, unless otherwise indicated, the information in this prospectus are based on 71,154,571 ordinary shares outstanding as of September 30, 2021 and assumes the sale and issuance of 9,225,092 of ordinary shares at $8.13 per share, the last reported sale price of our ordinary shares on the Nasdaq Global Market on November 1, 2021, and excludes:
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up to 302,676 ordinary shares issuable upon exercise of warrants to purchase ordinary shares at an exercise price of $7.88 per share;

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the conversion from time to time of outstanding loans under our debt facilities with Pontifax Medison Financing and Kreos Capital into our ordinary shares at a conversion price of $7.88 per ordinary share. As of September 30, 2021, we had drawn down amounts under these facilities totaling approximately €14 million;

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2,556,566 ordinary shares that we issued to a Dutch foundation named Stichting Bewaarneming Aandelen ProQR for the administration of option exercises or vesting and settlement of restricted stock units under our equity incentive plans. Such shares are held by the aforementioned foundation until they are transferred to a grantee upon the exercise of options or vesting and settlement of restricted stock units. As of September 30, 2021, (i) 7,588,054 options have been granted by us with a weighted average exercise price of €5.94 per share and (ii) 458,237 restricted stock units have been granted by us with a weighted average grant date fair value of €4.34 per share; and

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1,152,244 treasury shares held by us, which had been reserved to transfer ordinary shares to grantees upon exercise of awards under our equity incentive plans as of September 30, 2021.

RISK FACTORS
Investing in our ordinary shares involves a high degree of risk. Before deciding whether to invest in our ordinary shares, you should carefully consider the risks described below and in the “Risk Factors” section of our Annual Report on Form 20-F for the year ended December 31, 2020, which are incorporated by reference into this prospectus in their entirety, as updated or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus, together with the other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. Some of these factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in our securities. The risks and uncertainties described therein and below are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business and operations. If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In such case, you may lose all or part of your investment. Certain statements in this prospectus are forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to this Offering and Ownership of our Ordinary Shares
We cannot predict what the market price of our ordinary shares will be. As a result, it may be difficult for investors to sell our ordinary shares at or above the price at which they purchased them.
An active trading market for our shares may not be sustained. The market value of our ordinary shares may decrease from time to time. As a result of these and other factors, investors may be unable to resell our shares at or above the price at which they purchased them. The lack of an active market may impair investors’ ability to sell our shares at the time they wish to sell them or at a price that they consider reasonable. The lack of an active market may also reduce the fair market value of our shares. Further, an inactive market may also impair our ability to raise capital by selling our ordinary shares and may impair our ability to enter into strategic partnerships or acquire companies or products by using our ordinary shares as consideration. The market price of our shares may be volatile and investors could lose all or part of their investment.
The trading price of our ordinary shares is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. For example, the price of our ordinary shares, which reached its high record of $27.60 per share at the close of the trading on March 16, 2015, decreased as low as $2.75 per share at the close of the trading on December 12, 2017. In addition to the factors discussed in this “Risk Factors” section and elsewhere in our Annual Report on Form 20-F for the year ended December 31, 2020, these factors include:
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the presentation of data at industry conferences by us and/or our competitors;

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the responses to any of our IND applications with the FDA and any of our CTA applications with the EMA;

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any current or future preclinical studies or clinical trials of our product candidates, including any delays in enrollment rates or timing of these trials and any correspondence from the applicable regulatory authorities;

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regulatory actions with respect to our product candidates or our competitors’ products or product candidates;

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the recruitment or departure of key personnel;

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announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

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our ability to establish and maintain collaborations for our product candidates, and to realize the intended benefits from those collaborations;

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results of clinical trials conducted by us, our partners or our competitors;

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the success of competitive products or technologies;

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actual or anticipated changes in our growth rate relative to our competitors;

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regulatory or legal developments in the United States, the European Union and other jurisdictions;

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developments or disputes concerning patent applications, issued patents or other proprietary rights;

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the level of expenses related to any of our product candidates or preclinical or clinical development programs;

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actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

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variations in our financial results or those of companies that are perceived to be similar to us;

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fluctuations in the valuation of companies perceived by investors to be comparable to us;

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share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

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announcement or expectation of additional financing efforts;

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sales of our ordinary shares by us, our insiders or our other shareholders;

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changes in the structure of healthcare payment systems;

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market conditions in the pharmaceutical and biotechnology sectors; and

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general economic, industry and market conditions.

In addition, the stock market in general, and shares of pharmaceutical and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have sometimes been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our ordinary shares, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” and in the “Risk Factors” section of our Annual Report on Form 20-F for the year ended December 31, 2020 could have a dramatic and material adverse impact on the market price of our ordinary shares.
If securities or industry analysts publish inaccurate or unfavorable research or cease to publish research about our business, our share price and trading volume could decline.
The trading market for our ordinary shares depends in part on the research and reports that securities or industry analysts publish about us or our business. In the event securities or industry analysts who cover us downgrade our ordinary shares, or publish inaccurate or unfavorable research about our business, our share price would likely decline. In addition, if one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our ordinary shares could decrease, which might cause our share price and trading volume to decline.
Management will have broad discretion as to the use of the proceeds from this offering, and may not use the proceeds effectively.
Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our ordinary shares. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates, and cause the price of our ordinary shares to decline.
Members of our management board and supervisory board and our principal shareholders and their affiliates have significant control over our company, which will limit other stakeholders’ ability to influence corporate matters and could delay or prevent a change in corporate control.
The holdings of the members of our management board and supervisory board and our principal shareholders and their affiliates, represent significant ownership, in the aggregate, of our outstanding ordinary shares. As a result, these shareholders, if they act together, will be able to influence our management and affairs and control the outcome of matters submitted to our shareholders for approval, including the election of members of our management board and supervisory board and any sale, merger, consolidation, or sale of all or substantially all of our assets. These shareholders may have interests, with respect to their ordinary shares, that are different from other investors and the concentration of voting power among these shareholders may have an adverse effect on the price of our ordinary shares. In addition, this concentration of ownership might adversely affect the market price of our ordinary shares by:
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delaying, deferring or preventing a change of control of our Company;

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impeding a merger, consolidation, takeover or other business combination involving our Company; or

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discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our Company.

If you purchase the ordinary shares sold in this offering, you will experience immediate and substantial dilution in your investment. You will experience further dilution if we issue additional equity securities in the future.
The offering price per share in this offering may exceed the net tangible book value per share of our ordinary shares outstanding prior to this offering. Based on a public offering price of $8.13 per share you will experience immediate dilution of $5.38 (€4.64) per share, representing the difference between the public offering price and our as adjusted net tangible book value per share as of September 30, 2021 after giving effect to this offering. The exercise of outstanding share options or vesting and settlement of outstanding restricted stock units may result in further dilution of your investment. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.
In addition, we have a significant number of additional securities outstanding, including share options, restricted stock units, warrants to purchase ordinary shares and convertible loans. To the extent ordinary shares are issued in the future, investors purchasing our ordinary shares in this offering may experience further dilution.
Raising additional capital may cause dilution to our existing shareholders. Further, any future financing arrangements, as well as existing debt financing, may restrict our operations or require us to relinquish rights to our technologies or product candidates.
We may seek additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans through a combination of private and public equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, existing ownership interests may be diluted and the terms of such financings may include liquidation or other preferences that adversely affect the rights of existing shareholders. For instance, the debt financing we entered into in the third quarter of 2020 was coupled with equity conversion options and warrants to purchase shares, which could result in dilution of our existing shareholders’ ownership. As of the date of this prospectus, we have drawn down €14 million in indebtedness under this facility, which can be converted at a conversion rate of $7.88.
In addition, such indebtedness also results in increased fixed payment obligations and certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business and may result in liens being placed on our assets and intellectual property. If we were to default on such indebtedness, we could lose such assets and intellectual property. Also, if we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates, or grant licenses on terms that are not favorable to us.
Sales of a substantial number of our ordinary shares by our existing shareholders in the public market could cause our share price to fall.
If our existing shareholders sell, or indicate an intention to sell, substantial amounts of our ordinary shares in the public market, the trading price of our ordinary shares could decline. In addition, a substantial number of ordinary shares subject to outstanding options, issuable upon vesting of outstanding restricted stock units, or reserved for future issuance under our equity incentive plans are or will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules. If these additional ordinary shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our ordinary shares could decline. As of September 30, 2021, we had outstanding 71,154,571 shares of our ordinary shares, options to purchase 7,588,054 shares of our ordinary shares (of which 4,233,929 were exercisable as of that date) and 458,237 shares of our ordinary shares issuable upon the vesting and settlement of outstanding restricted stock units. The sale or the availability for sale of a large number of shares of our ordinary shares in the public market could cause the price of our ordinary shares to decline.
The ordinary shares offered in this offering will be sold in “at the market offerings.” Investors who purchase our ordinary shares in this offering at different times will likely pay different prices.
Investors who purchase our ordinary shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices and numbers of ordinary shares sold, and subject to certain limitations in the sales agreement, there is no minimum or maximum sales price. Investors may experience a decline in the value of their ordinary shares and dilution as a result of sales made at prices lower than the prices they paid.
The actual number of ordinary shares we will issue under the sales agreement, at any one time or in total, is uncertain.
Subject to certain limitations in the sales agreement and compliance with applicable law, we have the discretion to deliver placement notices to the Agent at any time throughout the term of the sales agreement. The number of ordinary shares that are sold by the Agent after we deliver a placement notice will fluctuate based on the market price of our ordinary shares during the sales period and limits we set in the placement notice. Because the price per share of each share sold will fluctuate based on the market price of our ordinary shares during the sales period, it is not possible at this stage to predict the number of ordinary shares that will be ultimately issued or the resulting gross proceeds.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2021:
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on an actual basis; and

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on an as adjusted basis to give effect to the sale of 9,225,092 ordinary shares by us in this offering, at the offering price of $8.13 per ordinary share, which was the last reported sale price of our ordinary shares on the Nasdaq Global Market on November 1, 2021, for aggregate gross proceeds of $75,000,000, after deducting commissions and estimated offering expenses payable by us.

	As of September 30, 2021 (Unaudited)
	Actual	As Adjusted
	(€ in thousands, except share and per share data)
Cash and cash equivalents	€156,141	€218,976
Total debt:
Lease liability	15,109	15,109
Borrowings	17,513	17,513
Total debt	32,622	32,622
Shareholders’ equity:
Ordinary share capital	2,995	3,364
Share premium	397,946	460,217
Equity settled employee benefit reserve	27,048	27,048
Option Premium on convertible loan	280	280
Translation reserve	272	272
Accumulated deficit	(299,935)	(299,935)
Minority interest	(585)	(585)
Total shareholders’ equity	128,021	190,661
Total capitalization	€160,643	€223,283
The table above excludes:
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up to 302,676 ordinary shares issuable upon exercise of warrants to purchase ordinary shares at an exercise price of $7.88 per share;

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the conversion from time to time of outstanding loans under our debt facilities with Pontifax Medison Financing and Kreos Capital into our ordinary shares at a conversion price of $7.88 per ordinary share. As of September 30, 2021, we had drawn down amounts under these facilities totaling approximately €14 million;

•
2,556,566 ordinary shares that we issued to a Dutch foundation named Stichting Bewaarneming Aandelen ProQR for the administration of option exercises or vesting and settlement of restricted stock units under our equity incentive plans. Such shares are held by the aforementioned foundation until they are transferred to a grantee upon the exercise of options or vesting and settlement of restricted stock units. As of September 30, 2021, (i) 7,588,054 options have been granted by us with a weighted average exercise price of €5.94 per share and (ii) 458,237 restricted stock units have been granted by us with a weighted average grant date fair value of €4.34 per share; and

•
1,152,244 treasury shares held by us, which had been reserved to transfer ordinary shares to grantees upon exercise of awards under our equity incentive plans as of September 30, 2021.

USE OF PROCEEDS
We may offer and sell our ordinary shares having aggregate gross sales proceeds of up to $75,000,000 from time to time pursuant to this prospectus. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, sales agent fees and proceeds to us, if any, are not determinable at this time. We estimate that the net proceeds we will receive from this offering, if we sell all the ordinary shares that we are offering, may be up to $72,525,000 million, after deducting the sales agent fees and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering, if any, together with our existing cash and cash equivalents, to advance clinical development of our product candidates, including sepofarsen, QR-421a, QR-1123 and QR-504a, to progress our other pipeline candidates, to fund additional preclinical and discovery programs, including Axiomer and TRIDENT RNA editing platform technologies, and for general corporate and working capital purposes. From time to time, we may evaluate the possibility of acquiring businesses, products, equipment tools and technologies, and we may use a portion of the proceeds as consideration for such acquisitions. Until we use net proceeds for these purposes, we may invest them in interest-bearing securities.
These expected uses of the net proceeds from this offering represent our intentions based upon our present plans and business conditions, which could change in the future as our plans and business conditions evolve. For example, we may use a portion of the net proceeds for the acquisition of businesses or technologies to continue to build our pipeline, our research and development capabilities and our intellectual property position. We cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our research and development efforts, the status of and results from clinical trials, as well as any collaborations that we may enter into with third parties for our product candidates and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.
Pending the use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including term deposits, short-term, investment-grade, interest-bearing instruments and U.S. government securities.

DIVIDEND POLICY
We have never declared or paid any dividends on our ordinary shares, and we currently do not plan to declare dividends on our ordinary shares in the foreseeable future. Under Dutch law, we may only pay dividends if our shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by Dutch law or by our articles of association. In addition, the terms of our loan facility with our senior lenders Pontifax Medison Finance and Kreos Capital preclude us from paying dividends and future debt agreements may have similar negative covenants. Under our articles of association, a (cumulative) dividend is first paid out of the profit, if available for distribution, on any preferred shares (of which we had none as of the date of this prospectus). Any amount remaining out of the profit is carried to reserve as the management board determines. After reservation by the management board of any profit, the remaining profit will be at the disposal of the general meeting of shareholders. The management board is permitted, subject to certain requirements and subject to approval of the supervisory board, to declare interim dividends without the approval of the general meeting of shareholders.

DILUTION
If you invest in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share after giving effect to this offering. We calculate net tangible book value per share by dividing the net tangible book value, which is tangible assets less total liabilities, by the number of our outstanding ordinary shares. Dilution represents the difference between the portion of the amount per share paid by purchasers of shares in this offering and the as adjusted net tangible book value per share of our ordinary shares immediately after giving effect to this offering. Our net tangible book value as of September 30, 2021, was $148.9 million (€128.6 million), or $2.09 (€1.81) per share.
After giving effect to the sale of our ordinary shares pursuant to this prospectus in the aggregate amount of $75,000,000 at an assumed offering price of $8.13 per share, the last reported sale price of our ordinary shares on the Nasdaq Global Market on November 1, 2021, and after deducting commissions and estimated aggregate offering expenses payable by us, our net tangible book value as of September 30, 2021 would have been $221.6 million (€191.4 million), or $2.75 (€2.38) per ordinary share. This represents an immediate increase in the net tangible book value of $0.66 (€0.57) per share to our existing shareholders and an immediate dilution in net tangible book value of $5.38 (€4.64) per share to new investors. The following table illustrates this per share dilution:
Assumed offering price per share	$8.13	€7.02
Net tangible book value per share as of September 30, 2021	2.09	1.81
Increase per share attributable to new investors	0.66	0.57
As adjusted net tangible book value per share as of September 30, 2021, after giving effect to this offering	2.75	2.38
Dilution per share to new investors purchasing shares in this offering	5.38	4.64
The table above assumes for illustrative purposes that an aggregate of 9,225,092 of our ordinary shares are sold pursuant to this prospectus at a price of $8.13 per share, the last reported sale price of our ordinary shares on the Nasdaq Global Market on November 1, 2021, for aggregate gross proceeds of $75,000,000. The shares are being sold from time to time at various prices pursuant to the sales agreement with the Agent. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $8.13 per share shown in the table above, assuming all of our ordinary shares in the aggregate amount of $75,000,000 is sold at that price, would increase our adjusted net tangible book value per share after the offering to $2.79 (€2.41) per share and would increase the dilution in net tangible book value per share to new investors in this offering to $6.34 (€5.48) per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $8.13 per share shown in the table above, assuming all of our ordinary shares in the aggregate amount of $75,000,000 is sold at that price, would decrease our adjusted net tangible book value per share after the offering to $2.71 (€2.34) per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $4.42 (€3.82) per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.
The above discussion and table are based on 71,154,571 ordinary shares issued and outstanding as of September 30, 2021, and excludes:
•
up to 302,676 ordinary shares issuable upon exercise of warrants to purchase ordinary shares at an exercise price of $7.88 per share;

•
the conversion from time to time of outstanding loans under our debt facilities with Pontifax Medison Financing and Kreos Capital into our ordinary shares at a conversion price of $7.88 per ordinary share. As of September 30, 2021, we had drawn down amounts under these facilities totaling approximately €14 million;

•
2,556,566 ordinary shares that we issued to a Dutch foundation named Stichting Bewaarneming Aandelen ProQR for the administration of option exercises or vesting and settlement of restricted stock units under our equity incentive plans. Such shares are held by the aforementioned foundation until they are transferred to a grantee upon the exercise of options or vesting and settlement of restricted stock units. As of September 30, 2021, (i) 7,588,054 options have been granted by us with a weighted average exercise price of €5.94 per share and (ii) 458,237 restricted stock units have been granted by us with a weighted average grant date fair value of €4.34 per share; and
•
1,152,244 treasury shares held by us, which had been reserved to transfer ordinary shares to grantees upon exercise of awards under our equity incentive plans as of September 30, 2021.

To the extent that any of these options or warrants are exercised, any restricted stock units vest and are settled, any new equity awards are issued under our equity incentive plans, or we otherwise issue additional shares of ordinary shares in the future (including shares issued in connection with strategic and other transactions), investors purchasing shares in this offering could experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

TAXATION
Taxation in the Netherlands
General
The following is a general summary of certain material Dutch tax consequences of the holding and disposal of the ordinary shares. This summary does not purport to describe all possible tax considerations or consequences that may be relevant to all categories of investors, some of which may be subject to special treatment under applicable law (such as trusts or other similar arrangements), and in view of its general nature, it should be treated with corresponding caution. Holders should consult with their tax advisors with regard to the tax consequences of investing in the ordinary shares in their particular circumstances. The discussion below is included for general information purposes only.
Please note that this summary does not describe the tax considerations for:
(i)
holders of ordinary shares if such holders, and in the case of individuals, his/her partner or certain of their relatives by blood or marriage in the direct line (including foster children), have a substantial interest or deemed substantial interest in us under the Dutch Income Tax Act 2001 (in Dutch: ‘Wet inkomstenbelasting 2001’). Generally speaking, a holder of securities in a company is considered to hold a substantial interest in such company, if such holder alone or, in the case of individuals, together with his/her partner (statutorily defined term), directly or indirectly, holds (i) an interest of 5% or more of the total issued and outstanding capital of that company or of 5% or more of the issued and outstanding capital of a certain class of shares of that company; or (ii) rights to acquire, directly or indirectly, such interest; or (iii) certain profit sharing rights in that company that relate to 5% or more of the company’s annual profits and/or to 5% or more of the company’s liquidation proceeds. A deemed substantial interest may arise if a substantial interest (or part thereof) in a company has been disposed of, or is deemed to have been disposed of, on a non-recognition basis;

(ii)
holders of ordinary shares in us that qualify or qualified as a participation for purposes of the Dutch Corporate Income Tax Act 1969 (in Dutch: ‘Wet op de vennootschapsbelasting 1969’). Generally, a taxpayer’s shareholding of 5% or more in a company’s nominal paid-up share capital qualifies as a participation. A holder may also have a participation if such holder does not have a 5% shareholding but a related entity (statutorily defined term) has a participation or if the company in which the shares are held is a related entity (statutorily defined term);

(iii)
holders of ordinary shares who are individuals for whom the ordinary shares or any benefit derived from the ordinary shares are compensation or deemed to be compensation for employment activities, including deemed employment activities performed by such holders or certain individuals related to such holders (as defined in the Dutch Income Tax Act 2001) or statutory directors (‘bestuurders’) or supervisory directors (‘commissarissen’) of a company resident in the Netherlands; and

(iv)
pension funds, investment institutions (in Dutch: ‘fiscale beleggingsinstellingen’), exempt investment institutions (in Dutch: ‘vrijgestelde beleggingsinstellingen’) and other entities that are, in whole or in part, not subject to or exempt from corporate income tax in the Netherlands, as well as entities that are exempt from corporate income tax in their country of residence, such country of residence being another state of the European Union, Norway, Liechtenstein, Iceland or any other state with which the Netherlands have agreed to exchange information in line with international standards.

Except as otherwise indicated, this summary only addresses national tax legislation and published regulations in the Netherlands, whereby the Netherlands means the part of the Kingdom of the Netherlands located in Europe, as in effect on the date hereof and as interpreted in published case law until this date, without prejudice to any amendment introduced at a later date and implemented with or without retroactive effect.

Dividend Withholding Tax
General
Dividends distributed by us generally are subject to Dutch dividend withholding tax at a rate of 15%. The expression “dividends distributed” includes, among other things:
•
distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognized for Dutch dividend withholding tax purposes;

•
liquidation proceeds, proceeds of redemption of ordinary shares, or proceeds of the repurchase of ordinary shares by us or one of our subsidiaries to the extent such proceeds exceed the average paid-in capital of those shares as recognized for purposes of Dutch dividend withholding tax;

•
an amount equal to the par value of ordinary shares issued or an increase of the par value of ordinary shares, to the extent that it does not appear that a contribution, recognized for purposes of Dutch dividend withholding tax, has been made or will be made; and

•
partial repayment of the paid-in capital, recognized for purposes of Dutch dividend withholding tax, if and to the extent that we have net profits (in Dutch: ‘zuivere winst’), unless the holders of ordinary shares have resolved in advance at a general meeting to make such repayment and the par value of the ordinary shares concerned has been reduced by an equal amount by way of an amendment of our articles of association.

If a holder of ordinary shares is resident in a country other than the Netherlands and if a double taxation convention is in effect between the Netherlands and such other country, such holder of ordinary shares may, depending on the terms of that double taxation convention, be eligible for a full or partial exemption from, or refund of, Dutch dividend withholding tax.
Individuals and corporate legal entities who are resident or deemed to be resident in the Netherlands for Dutch tax purposes (‘Dutch Resident Individuals’ and ‘Dutch Resident Entities’ as the case may be), can generally credit the Dutch dividend withholding tax against their personal income tax or corporate income tax liability. The same generally applies to holders of ordinary shares that are neither resident nor deemed to be resident of the Netherlands if the ordinary shares are attributable to a Dutch permanent establishment of such non-resident holder.
In general, we will be required to remit all amounts withheld as Dutch dividend withholding tax to the Dutch tax authorities. However, under certain circumstances, we are allowed to reduce the amount to be remitted to the Dutch tax authorities by the lesser of:
•
3% of the portion of the distribution paid by us that is subject to Dutch dividend withholding tax; and

•
3% of the dividends and profit distributions, before deduction of foreign withholding taxes, received by us from qualifying foreign subsidiaries in the current calendar year (up to the date of the distribution by us) and the two preceding calendar years, as far as such dividends and profit distributions have not yet been taken into account for purposes of establishing the above mentioned reduction. For purposes of the preceding sentence, qualifying foreign subsidiaries are entities established in Aruba, Curacao, St. Maarten, Bonaire, St. Estatius or Saba or in a state which has concluded a double tax treaty with the Netherlands.

Although this reduction reduces the amount of Dutch dividend withholding tax that we are required to remit to the Dutch tax authorities, it does not reduce the amount of tax that we are required to withhold on dividends distributed.
Pursuant to legislation to counteract “dividend stripping”, a reduction, exemption, credit or refund of Dutch dividend withholding tax is denied if the recipient of the dividend is not the beneficial owner as described in the Dutch Dividend Withholding Tax Act 1965 (in Dutch: ‘Wet op de dividendbelasting 1965’). This legislation generally targets situations in which a shareholder retains its economic interest in shares but reduces the withholding tax costs on dividends by a transaction with another party. It is not required for these rules to apply that the recipient of the dividends is aware that a dividend stripping transaction took place. The Dutch State Secretary of Finance takes the position that the definition of beneficial ownership introduced by this legislation will also be applied in the context of a double taxation convention.
Taxes on Income and Capital Gains
Dutch Resident Individuals
If a holder of ordinary shares is a Dutch Resident Individual, any benefit derived or deemed to be derived from the ordinary shares is taxable at the progressive income tax rates (with a maximum of 49.50%) (2021), if:
(a)
the ordinary shares are attributable to an enterprise from which the Dutch Resident Individual derives a share of the profit, whether as an entrepreneur (in Dutch: ‘ondernemer’) or as a person who has a co-entitlement to the net worth (in Dutch: ‘medegerechtigd tot het vermogen’) of such enterprise, without being an entrepreneur or a shareholder, as defined in the Dutch Income Tax Act 2001; or

(b)
the holder of the ordinary shares is considered to perform activities with respect to the ordinary shares that go beyond ordinary asset management (in Dutch: ‘normaal, actief vermogensbeheer’) or derives benefits from the ordinary shares that are taxable as benefits from other activities (in Dutch ‘resultaat uit overige werkzaamheden’).

If the above-mentioned conditions (a) and (b) do not apply to the individual holder of ordinary shares, the ordinary shares are recognized as investment assets and included as such in such holder’s net investment asset base (in Dutch: ‘rendementsgrondslag’). Irrespective of the actual income and capital gains realized, the annual taxable benefit of all the assets and allowable liabilities of a Dutch Resident Individual holder of ordinary shares who is taxed under this regime is set at a deemed return based on the fair market value of the assets reduced by the allowable liabilities on January 1 of each year. The deemed return percentages to be applied to the yield basis increases progressively depending on the amount of the yield basis. The deemed return on savings and investments is taxed at a rate of 31% (2021).
Dutch Resident Entities
Any benefit derived or deemed to be derived from the ordinary shares held by Dutch Resident Entities, including any capital gains realized on the disposal thereof, will generally be subject to Dutch corporate income tax at a rate of 25% (a corporate income tax rate of 15% applies with respect to taxable profits up to € 245,000) (2021).
Non-Residents of the Netherlands
A holder of ordinary shares that is not resident or deemed to be resident in the Netherlands will not be subject to Netherlands taxes on income or on capital gains in respect of any payment under the ordinary shares or any gain realized on the disposal or deemed disposal of the ordinary shares, provided that:
(a)
if such holder is an individual, such holder does not qualify for the application of the rules of the Dutch Income Tax Act 2001 as they apply to residents of the Netherlands;

(b)
such holder does not have an interest in an enterprise or a deemed enterprise (statutorily defined term) which, in whole or in part, is either effectively managed in the Netherlands or is carried out through a permanent establishment, a deemed permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise the ordinary shares are attributable or deemed attributable or has a deemed enterprise for activities performed as statutory director (‘bestuurder’) or supervisory director (‘commissaris’) of a company resident of the Netherlands; and

(c)
in the event such holder is an individual, such holder does not carry out any activities in the Netherlands with respect to the ordinary shares that go beyond ordinary asset management and does not derive benefits from the ordinary shares that are taxable as benefits from other activities in the Netherlands.

If the above-mentioned condition (b) applies and the holder is a corporation, such holder will generally be subject to regular Dutch corporate income tax at a rate of 25% (a corporate income tax rate of 15% applies with respect to taxable profits up to €245,000) (2021).
Gift and Inheritance Taxes
Residents of the Netherlands
Gift and inheritance taxes will arise in the Netherlands with respect to a transfer of the ordinary shares by way of a gift by, or on the death of, a holder of ordinary shares who is resident or deemed to be resident in the Netherlands at the time of the gift or his/her death.
Non-residents of the Netherlands
No Dutch gift or inheritance taxes will arise on the transfer of the ordinary shares by way of gift by, or on the death of, a holder of ordinary shares who is neither resident nor deemed to be resident in the Netherlands, unless:
(a)
in the case of a gift of ordinary shares by an individual who at the date of the gift was neither resident nor deemed to be resident in the Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in the Netherlands; or

(b)
the transfer is otherwise construed as a gift or inheritance made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be resident in the Netherlands.

For purposes of Dutch gift and inheritance taxes, amongst others, a person that holds the Dutch nationality will be deemed to be resident in the Netherlands if such person has been resident in the Netherlands at any time during the ten years preceding the date of the gift or his/her death. Additionally, for purposes of Dutch gift tax, amongst others, a person not holding the Dutch nationality will be deemed to be resident in the Netherlands if such person has been resident in the Netherlands at any time during the twelve months preceding the date of the gift. Applicable tax treaties may override deemed residency.
Value Added Tax and Other Taxes and Duties
No Dutch VAT and no Dutch registration tax, stamp duty or any other similar documentary tax or duty will be payable by a holder of ordinary shares on any payment in consideration for the holding or disposal of the ordinary shares.
Residence
A shareholder will not become resident or deemed resident in the Netherlands for tax purposes by reason only of holding the ordinary shares.
Certain Material U.S. Federal Income Tax Considerations
The following is a summary of certain material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our ordinary shares by a U.S. holder (as defined below). This summary addresses only the U.S. federal income tax considerations for U.S. holders that are initial purchasers of our ordinary shares pursuant to the offering and that will hold our ordinary shares as capital assets for U.S. federal income tax purposes within the meaning of Section 1221 of the Code. This summary does not address all U.S. federal income tax matters that may be relevant to a particular U.S. holder. This summary does not address tax considerations applicable to a holder of ordinary shares that may be subject to special tax rules including, without limitation, the following:
•
banks, financial institutions or insurance companies;

•
brokers, dealers or traders in securities, currencies, commodities, or notional principal contracts;

•
tax-exempt entities or organizations, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code (as defined below), respectively;

•
real estate investment trusts, regulated investment companies, or grantor trusts;

•
persons that hold the ordinary shares as part of a “hedging,” “integrated”, or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•
partnerships (including entities or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities (including S corporations), or persons that will hold our shares through such an entity;

•
certain former citizens or long-term residents of the United States;

•
persons that received our shares as compensation for the performance of services;

•
persons that acquire ordinary shares as a result of holding or owning our preferred shares;

•
holders that own directly, indirectly, or through attribution 10% or more of the voting power or value of our shares; and

•
holders that have a “functional currency” other than the U.S. dollar.

Further, this summary does not address the U.S. federal estate, gift, or alternative minimum tax considerations, or any U.S. state, local, or non-U.S. tax considerations (other than the Dutch tax considerations discussed above) of the acquisition, ownership and disposition of our ordinary shares.
This description is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, existing, proposed, and temporary U.S. Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, in each case as in effect on the date hereof. All the foregoing is subject to change, which change could apply retroactively, and to differing interpretations, all of which could affect the tax considerations described below. There can be no assurances that the U.S. Internal Revenue Service, or the IRS, will not take a contrary position concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares or that such a position would not be sustained. Holders should consult their own tax advisers concerning the U.S. federal, state, local, and non-U.S. tax consequences of owning and disposing of our ordinary shares in their particular circumstances.
For purposes of this summary, a “U.S. holder” is a beneficial owner of ordinary shares that is (or is treated as), for U.S. federal income tax purposes:
•
a citizen or resident of the United States;

•
a corporation, or other entity that is treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust, or if the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds ordinary shares, the U.S. federal income tax consequences relating to an investment in our ordinary shares will depend in part upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor regarding the U.S. federal income tax considerations of owning and disposing of our ordinary shares in its particular circumstances.
As indicated below, this discussion is subject to U.S. federal income tax rules applicable to a “passive foreign investment company,” or a PFIC.
Persons considering an investment in our ordinary shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the acquisition, ownership and disposition of our ordinary shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Distributions
Subject to the discussion under “Passive Foreign Investment Company Considerations,” below, the gross amount of any distribution (including any amounts withheld in respect of Dutch withholding tax) actually or constructively received by a U.S. holder with respect to an ordinary share will be taxable to the U.S. holder as a dividend to the extent the distribution is made out of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will be non-taxable to the U.S. holder to the extent of, and will be applied against and reduce, the U.S. holder’s adjusted tax basis in each such ordinary share. Distributions in excess of earnings and profits and such adjusted tax basis will generally be taxable to the U.S. holder as either long-term or short-term capital gain, depending upon whether the U.S. holder has held our ordinary shares for more than one year as of the time such distribution is received. However, since we do not calculate our earnings and profits under U.S. federal income tax principles, it is expected that all distributions will be reported as dividends, even if a distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.
Non-corporate U.S. holders may qualify for the preferential rates of taxation with respect to dividends on ordinary shares applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year) applicable to qualified dividend income (as discussed below). The Company, which is incorporated under the laws of the Kingdom of the Netherlands, believes that it qualifies as a resident of the Netherlands for purposes of, and is eligible for the benefits of, the Convention between the United States of America and the Kingdom of the Netherlands for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, signed on December 18, 1992, as amended and currently in force, or the U.S.-Netherlands Tax Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the U.S.-Netherlands Tax Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange-of-information program. Therefore, subject to the discussion under “Passive Foreign Investment Company Considerations,” below, if the U.S.-Netherlands Tax Treaty is applicable, such dividends will generally be “qualified dividend income” in the hands of individual U.S. holders, provided that certain conditions are met, including the holding period requirement as well as the absence of certain risk reduction transactions. The dividends will not be eligible for the dividends-received deduction generally allowed to corporate U.S. holders.
A U.S. holder generally may claim the amount of Dutch income withholding tax withheld as either a deduction from gross income or a credit against U.S. federal income tax liability. However, the foreign tax credit is subject to numerous complex limitations that must be determined and applied on a case-by-case basis. Each U.S. holder should consult its own tax advisors regarding the foreign tax credit rules.
In general, the amount of a distribution paid to a U.S. holder in a foreign currency will be the dollar value of the foreign currency calculated by reference to the spot exchange rate on the day the U.S. holder receives the distribution, regardless of whether the foreign currency is converted into U.S. dollars at that time. Any foreign currency gain or loss a U.S. holder realizes on a subsequent conversion of foreign currency into U.S. dollars will be U.S. source ordinary income or loss. If dividends received in a foreign currency are converted into U.S. dollars on the day they are received, a U.S. holder should not be required to recognize foreign currency gain or loss in respect of the dividend.
Sale, exchange or other taxable disposition of our ordinary shares
A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes upon the sale, exchange, or other taxable disposition of an ordinary share in an amount equal to the difference between the U.S. dollar value of the amount realized from such sale or exchange and the U.S. holder’s tax basis in that ordinary share. Subject to the discussion under “Passive Foreign Investment Company Considerations” below, this gain or loss will generally be a capital gain or loss and will generally be treated as from sources within the United States. The adjusted tax basis in an ordinary share generally will equal the cost of such ordinary share. Capital gain from the sale, exchange, or other taxable disposition of ordinary shares by a non-corporate U.S. holder is generally eligible for a preferential rate of taxation applicable to capital gains, if the non-corporate U.S. holder’s holding period determined at the time of such sale, exchange, or other taxable disposition for such ordinary share exceeds one year (i.e., such gain is long-term taxable gain). The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code.

Any such gain or loss that a U.S. holder recognizes generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.
For a cash basis taxpayer, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. In that case, no foreign currency exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of such a purchase or sale. An accrual basis taxpayer, however, may elect the same treatment required of cash basis taxpayers with respect to purchases and sales of our ordinary shares that are traded on an established securities market, provided the election is applied consistently from year to year. Such election may not be changed without the consent of the IRS. For an accrual basis taxpayer that does not make such an election, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the trade date of the purchase or sale. Such an accrual basis taxpayer may recognize exchange gain or loss based on currency fluctuations between the trade date and the settlement date. Any foreign currency gain or loss a U.S. holder realizes will be U.S. source ordinary income or loss.
Net Investment Income Tax
Certain U.S. holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of ordinary shares. Each U.S. holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Net Investment Income Tax to its income and gains in respect of its investment in our ordinary shares.
Passive foreign investment company considerations
If we are classified as a passive foreign investment company, or PFIC, in any taxable year, a U.S. holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. holder could derive from investing in a non-U.S. company that does not distribute all its earnings on a current basis. We will inform our shareholders in our Annual Report on Form 20-F if we determine that we are a PFIC.
A corporation organized outside the United States generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of its subsidiaries, either: (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average quarterly value of its total gross assets (for which purpose, assuming we are treated as a publicly traded company pursuant to Section 1297(e)(3) of the Code, the total value of our assets may be determined in part by reference to the market value of our ordinary shares, which is subject to change) is attributable to assets that produce “passive income” or are held for the production of “passive income.”
Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and amounts derived by reason of the temporary investment of cash, including the funds raised in offerings of our ordinary shares. For purposes of the PFIC tests, gross income and gross assets of a corporation include its proportionate share of the gross income and gross assets of any other corporation of which it owns directly or indirectly at least 25% by value of the stock. If a non-U.S. corporation owns less than 25% by value of the stock of another corporation, the stock of such other corporation in the hands of the non-U.S. corporation is treated as a passive asset for purposes of the PFIC tests.
If we are classified as a PFIC in any year with respect to which a U.S. holder owns our ordinary shares, we will continue to be treated as a PFIC with respect to such U.S. holder in all succeeding years during which the U.S. holder owns our ordinary shares, regardless of whether we continue to meet the tests described above, unless the U.S. holder makes a purging election, which allows a shareholder to purge the continuing PFIC taint by either making a deemed sale election or, under certain conditions, a deemed dividend election. In addition, if we are classified as a PFIC, then a U.S. holder of our shares will be deemed to own, proportionately, shares we own of lower-tier corporations. If any such lower-tier corporation is a PFIC, then a U.S. holder will be treated as an (indirect) shareholder of that lower-tier PFIC.

Based on the average value of our gross assets and the composition of our income, we believe that we were not a PFIC during the 2020 taxable year. Our status for any taxable year will depend on our assets and activities in each year, and because this is a factual determination made annually after the end of each taxable year, there can be no assurance that we will not be considered a PFIC for the current taxable year or any future taxable year. The market value of our assets may be determined in large part by reference to the market price of our ordinary shares, which is likely to fluctuate. In addition, based on the foregoing, we do not anticipate that we will be classified as a PFIC for the current taxable year based upon the expected value of our assets, including any goodwill, and the expected composition of our income and assets. However, as previously mentioned, we cannot provide any assurances regarding our PFIC status for the current, prior or future taxable years. For example, it is possible we may be a PFIC for the current or any future taxable year based on the market price of our ordinary shares and/or our minority equity interest in Wings Therapeutics, Inc., a privately held company for which the fair market value is highly speculative.
If we are a PFIC, and you are a U.S. holder, then a special tax regime will apply unless you make a mark-to-market election (described below). We do not currently intend to provide the information necessary for U.S. holders to make qualified electing fund elections if we are treated as a PFIC for any taxable year. That special tax regime will apply to any “excess distribution” by us to you (generally, your portion of distributions in any year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for our ordinary shares). That special regime will also apply to any gain realized on the sale or other disposition of the ordinary shares. Under this special regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over your holding period, (b) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year applicable to you (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (c) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, dividend distributions made to you will not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “Distributions.”
A U.S. holder may elect mark-to-market treatment, which may alleviate some of the adverse consequences of PFIC status. If a U.S. holder makes the mark-to-market election, the U.S. holder generally will recognize as ordinary income any excess of the fair market value of the ordinary shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ordinary shares over their fair market value at the end of the taxable year, but only to the extent of the net amount of income previously included as a result of the mark-to-market election and not offset by prior mark-to market losses. If a U.S. holder makes the election, the U.S. holder’s tax basis in the ordinary shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of ordinary shares in a year when we are a PFIC will be treated as ordinary income, and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). The mark-to-market election is available only if we are a PFIC and our ordinary shares are “regularly traded” on a “qualified exchange.” Our ordinary shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter (subject to the rule that trades that have as one of their principle purposes the meeting of the trading requirement are disregarded). The NASDAQ Global Market is a qualified exchange for this purpose and, consequently, if the ordinary shares are regularly traded on that market, the mark-to-market election will be available to a U.S. holder. U.S. holders should consult their tax advisors to determine whether the mark-to-market election would be available and, if so, what the consequences of making that election would be in their particular circumstances.
If we are a PFIC, the general tax treatment for U.S. holders described in this section would apply to indirect distributions and gains deemed to be realized by U.S. holders who are indirect shareholders of lower-tier PFICs, as discussed above.
If a U.S. holder owns ordinary shares during any taxable year in which we are a PFIC, the U.S. holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign

Investment Company or Qualified Electing Fund) with respect to us (and with respect to any lower-tier PFICs in which we hold an interest) with the U.S. holder’s federal income tax return for that year. If we were a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements.
The U.S. federal income tax rules relating to PFICs are complex. U.S. investors are urged to consult their own tax advisers with respect to the acquisition, ownership and disposition of our ordinary shares, the consequences to them of an investment in a PFIC, any elections available with respect to our ordinary shares, and the IRS information reporting obligations with respect to the acquisition, ownership and disposition of our ordinary share.
Backup Withholding and Information Reporting
U.S. holders generally will be subject to information reporting requirements with respect to dividends on ordinary shares and on the proceeds from the sale, exchange, or disposition of ordinary shares that are paid within the United States or through U.S.-related financial intermediaries, unless the U.S. holder is an “exempt recipient.” In addition, U.S. holders may be subject to backup withholding on such payments, unless the U.S. holder provides a taxpayer identification number and a duly executed IRS Form W-9 or otherwise establishes an exemption. Backup withholding is not an additional tax, and the amount of any backup withholding will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
Foreign Asset Reporting
Certain U.S. holders who are individuals are required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their acquisition, ownership and disposition of our ordinary shares.
THE DISCUSSION SET OUT ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE RELEVANT TO A HOLDER. EACH HOLDER IS URGED TO CONSULT THEIR TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE SHARES INCLUDING TAX CONSEQUENCES UNDER STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE TAX EFFECTS OF CHANGES IN THE UNITED STATES FEDERAL AND OTHER TAX LAWS.

PLAN OF DISTRIBUTION
We have entered into a Controlled Equity OfferingSM Sales Agreement (the “sales agreement”) with Cantor Fitzgerald & Co. (“Cantor Fitzgerald” or the “Agent”), under which we may offer and sell our ordinary shares having an aggregate offering price of up to $75,000,000 from time to time through the Agent. Sales of our ordinary shares, if any, under this prospectus will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through the Nasdaq Global Market, or any other trading market for our ordinary shares. The Agent will not engage in any transactions that stabilize the price of our ordinary shares. A copy of the sales agreement that we entered into with the Agent is filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to the registration statement of which this prospectus is a part.
Upon delivery of a placement notice and subject to the terms and conditions of the sales agreement, the Agent may offer our ordinary shares on a daily basis or as otherwise agreed upon by us and the Agent. We will designate the maximum amount of ordinary shares to be sold through the Agent on a daily basis or otherwise as we and the Agent agree, and the minimum price per share at which such ordinary shares may be sold. We may instruct the Agent not to sell any ordinary shares if the sales cannot be effected at or above the price designated by us in any such instruction. We or the Agent may suspend or terminate the offering of ordinary shares at any time and from time to time by notifying the other party and subject to other conditions.
If shares of our ordinary shares are sold by the Agent in an at the market offering, the Agent will provide written confirmation to us no later than the opening of trading on the Nasdaq Global Market immediately following the trading day on which shares of our ordinary shares are sold under the sales agreement. Each confirmation will include the number of shares of our ordinary shares sold on the preceding day, the gross sales price, the net proceeds to us and the compensation payable by us to the Agent in connection with the sales.
We will pay the Agent commissions, in cash, for its services in acting as sales agent in the sale of our ordinary shares. The Agent will be entitled to a commission rate equal to 3.0% of the gross sales price per share sold under the sales agreement. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In addition, we have agreed to reimburse a portion of the Agent’s expenses, including legal fees, in connection with this offering up to a maximum of $50,000. We estimate that the total expenses payable by us in connection with the establishment of the program to offer ordinary shares described in this prospectus, excluding commissions and expense reimbursement payable to the Agent under the terms of the sales agreement, will be approximately $225,000. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such shares.
Settlement for sales of our ordinary shares under the sales agreement will occur on the second trading day following the date on which any sales are made (or such earlier day as is industry practice for regular-way trading), or on some other date that is agreed upon by us and the Agent in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our ordinary shares as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and the Agent may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
Subject to the terms of the sales agreement, the Agent is not required to sell any specific number or dollar amount of our ordinary shares but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between the Agent and us. In connection with the sale of our ordinary shares on our behalf, the Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to the Agent will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Agent against certain liabilities, including civil liabilities under the Securities Act.
The offering of our ordinary shares pursuant to the sales agreement will terminate upon the earlier of (1) the sale of all of our ordinary shares subject to the sales agreement, or (2) termination of the sales agreement as permitted therein. We and the Agent may each terminate the sales agreement at any time upon ten days’ prior notice.
The Agent is a full service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The Agent and its affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received no more than customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of its various business activities, the Agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The Agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. To the extent required by Regulation M, the Agent will not engage in any market making activities involving our ordinary shares while the offering is ongoing under this prospectus.
This prospectus in electronic format may be made available on a website maintained by the Agent and the Agent may distribute this prospectus electronically.

LEGAL MATTERS
Legal matters with respect to U.S. federal and New York law in connection with this offering will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Certain legal matters with respect to Dutch law in connection with the validity of the ordinary shares being offered by this prospectus and other legal matters will be passed upon for us by Allen & Overy LLP, Amsterdam, the Netherlands. Cooley LLP, New York, New York, is counsel to the Agent in connection with this offering with respect to U.S. federal law and New York law. Stibbe N.V., Amsterdam, the Netherlands, is counsel to the Agent with respect to Dutch law.
EXPERTS
The financial statements, incorporated by reference in this prospectus and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte Accountants B.V., an independent registered public accounting firm as stated in their reports. Such financial statements are included in reliance upon the report of such firm, given upon their authority as experts in auditing and accounting.
DOCUMENTS INCORPORATED BY REFERENCE
We have filed a registration statement on Form F-3 with the SEC in connection with this offering. The SEC allows us to incorporate by reference the information we file with the SEC, by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus or in any incorporated document. You should not assume that information in any document incorporated by reference into this prospectus is current as of any date other than the date of that document. This prospectus will be deemed to incorporate by reference the following documents, except that we do not incorporate any document or portion of a document that was furnished and deemed by the rules of the SEC not to have been filed:
•
our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the SEC on March 24, 2021;

•
our Reports of Foreign Private Issuer on Form 6-K filed with the SEC on January 7, 2021, February 25, 2021, March 24, 2021 (two filings), April 1, 2021, April 6, 2021, April 20, 2021, May 4, 2021, May 6, 2021, May 20, 2021, July 8, 2021, August 5, 2021, September 8, 2021, September 9, 2021, and October 4, 2021; and

•
the description of our ordinary shares contained in our registration statement on Form 8-A (File No. 001-36622), filed with the SEC on September 16, 2014, including any other amendments or reports filed for the purpose of updating such description (other than any portion of such filings that are furnished under applicable SEC rules rather than filed).

We will also incorporate by reference any future filings made with the SEC under the Exchange Act after (i) the date of the initial registration statement and prior to the effectiveness of the registration statement and (ii) the date of this prospectus and before the completion of the offering of the securities under the registration statement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K after the date of the initial registration statement, but only to the extent specifically indicated in those submissions or in a future prospectus supplement. Each subsequently filed Annual Report should be deemed to supersede entirely each earlier filed Annual Report and Reports of Foreign Private Issuer on Form 6-K containing our quarterly earnings releases and, unless explicitly stated otherwise, such earlier reports should not be deemed to be part of this prospectus or any accompanying prospectus supplement and you should not rely upon statements made in those earlier periodic reports.

You may request a copy of these filings, at no cost, by writing, telephoning or emailing us at the following address:
Zernikedreef 9
2333 CK Leiden
The Netherlands
Attention: Company Secretary
Tel.: +31 88 166 7000
IR@proqr.com
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement on Form F-3 that we have filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. To see more detail, you should read the registration statement and the exhibits and schedules filed with, or incorporated by reference into, our registration statement.
We file reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants, like us, that file electronically with the SEC. You may obtain documents that we file with the SEC at www.sec.gov. The address of the SEC’s Internet site is www.sec.gov. We also make these documents available on our website at www.ProQR.com. Our website and the information contained or connected to our website is not incorporated by reference in this prospectus or any prospectus supplement, and you should not consider it part of this prospectus or any prospectus supplement.
This registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC website referred to above. Any statement made or incorporated by reference in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

Up to $75,000,000
Ordinary Shares

PROSPECTUS

Cantor
November 16, 2021